Exhibit 4.3
WARRANT
FOR
SHARES OF COMMON STOCK OF
BARE METAL STANDARD, INC.

VOID AFTER 5:00 P.M. EASTERN TIME, ______________, 2018

EXERCISABLE COMMENCING ___________________, 2016

THIS CERTIFIES THAT, in consideration of $_______.00 and other good and valuable consideration, ______________ ("Holder") is entitled, at any time or from time to time at or after _______________, 2016 ("Exercise Date"), and at or before 5:00 p.m., Eastern Time on _______________, 2018 ("Expiration Date") but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to ___________ (________) shares of Common Stock of the Company, par value $0.001 per share, at an exercise price of $2.00 per share of Common Stock (the "Warrant Exercise Price”).

This Warrant is subject to the following provisions, terms and conditions:

1.  The Cashless Warrant extends for the life of the Warrant until its Expiration Date.  The rights represented by this Cashless Warrant, may be exercised by Holder, in whole or in part, by written notice of exercise substantially in the form attached hereto delivered to the Company at least ten (10) days prior to the intended date of exercise and by the surrender of this Warrant (properly endorsed if required) at the principal office of the Company, together with payment of the exercise price by any of the following means, or a combination thereof, at the election of the holder:

(i) cash, certified check or cashier's check or wire transfer

The shares of Common Stock purchased shall be deemed to be issued to the holder hereof as the record owner of such shares of: Common Stock as of the earliest date allowed by applicable Federal securities laws. The Company shall deliver to the holder, as promptly as practicable, certificates representing the shares being purchased; and, in case of exercise hereof in part only, the Company upon surrender hereof, will deliver to the holder a new Warrant certificate or Warrant Certificates of like tenor entitling the holder to purchase the number of shares as to which this Warrant has not been exercised.

2. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by this warrant shall, upon issuance, be duly authorized and issued, fully paid and nonassessable shares.  The Company further covenants and agrees that during the period within which the rights represented by this warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this warrant.

3. The Warrant Exercise Price and number of Warrant Shares shall be adjusted as provided in this Section 3.

(a) If the Company shall pay a dividend in shares of its Common Shares, subdivide (split) its outstanding shares of Common Stock, combine (reverse split) its outstanding shares of Common Stock, issue by reclassification of its shares of Common Stock any shares or other securities of the Company, or distribute to holders of its Common Stock any securities of the Company or of another entity, the number of shares of Common Stock or other securities the Holder hereof is entitled to purchase pursuant to this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive upon exercise the number of shares of Common Stock or other securities which he or she would have owned or would have been entitled to receive after the happening of any of the events described above had this Warrant been exercised immediately prior to the happening of such event, and the exercise price per share shall be correspondingly adjusted. An adjustment made pursuant to this Section shall become effective immediately after the record date in the case of the stock dividend or other distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of the Company's Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for such shares, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, Holder shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this warrant and in lieu of the shares of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, other securities or assets as would have been issued or delivered to Holder if it had exercised this warrant and had received such shares of Common Stock prior to such reorganization, reclassification, consolidation, merger or sale.  The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed to Holder at the last address of Holder appearing on the books of the Company, the obligation to deliver to Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, Holder may be entitled to purchase.

(c) Upon adjustment of the Warrant Exercise Price, Holder shall thereafter be entitled to purchase, at the Warrant Exercise Price, the number of shares obtained by multiplying the Warrant Exercise Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the Warrant Exercise Price resulting from such adjustment.

4. This Warrant shall not entitle Holder to any voting rights or other rights as a shareholder of the Company.

5. Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this warrant or transferring any Warrant Shares of Holder's intention to do so, describing briefly the manner of any proposed transfer of this warrant or such Warrant Shares.  Promptly upon receiving such written notice, the Company shall present copies thereof to counsel for the Company.  If, in the opinion of such counsel, the proposed transfer of this warrant or disposition of Warrant Shares may be effected without registration or qualification (under any federal or state law) of this warrant or the Warrant Shares, the Company, as promptly as practicable, shall notify Holder of such opinion, whereupon Holder shall be entitled to transfer this warrant or such Warrant Shares, all in accordance with the terms of the notice delivered by Holder to the Company, provided that an appropriate legend in substantially the form set forth at the end of this warrant respecting the foregoing restrictions on transfer and disposition may be endorsed on this warrant or the certificates for such Warrant Shares.

6.  Restrictions Imposed by the Securities Act.  This Warrant and the Securities underlying this Warrant shall not be transferred unless and until (i) the Company has received the opinion of counsel for the Holder that such securities may be transferred pursuant to an exemption from registration under the Act, and applicable state law, the availability of which is established to the reasonable satisfaction of the Company, or (ii) a registration statement relating to such Securities has been filed by the Company and declared effective by the Securities and Exchange Commission ("SEC") and compliance with applicable state law.  Provided that the Warrant holder has an opinion of counsel or a registration statement has been declared effective with the SEC, this warrant and all rights hereunder are transferable, in whole or in part, at the principal office of the Company by Holder in person or by duly authorized attorney, upon surrender of this warrant properly endorsed to any person or entity who represents in writing that he/it is acquiring the warrant for investment and without any view to the sale or other distribution thereof. Holder, by taking or holding this warrant, consents and agrees that the bearer of this warrant, when endorsed, may be treated by the Company and all other persons dealing with this warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this warrant, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered owner hereof as the owner for all purposes.

8. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

9.  Stock to be Delivered upon Exercise.  The Company will at all times keep available through the term of the Exercise Period, solely for delivery upon the exercise of this Warrant, such number of the shares of Common Stock or other securities as shall from time to time be sufficient to effect the exercise of this Warrant.

10.  Replacement of Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company will execute and deliver, in lieu thereof, a new warrant of like tenor to Holder.

11.  Specific Performance.  The Company stipulates that the remedies at law available to the holder of this Warrant in the event of any default or threatened default by it in the performance of or compliance with any of the terms of the Agreement are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

12.  Applicable Law.  THIS WARRANT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CHOICE OF LAWS OF SUCH STATE.

13.  Entire Agreement.  This Warrant constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings relating to the subject matter hereof. This Warrant and any of the terms hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

14.  Severability.  Every provision of this Warrant is intended to be severable. If any term or provision hereof (or portion thereof) is determined to be illegal or unenforceable for any reason whatsoever, such illegality or unenforceability shall not affect any other term or provision (or portion thereof) of this Warrant.

IN WITNESS WHEREOF, the Company has caused this warrant to be signed and delivered by a duly authorized officer as of the __ day of _________, 2016.

BARE METAL STANDARD, INC.

By:
James Bedal
Its:	Chief Executive Officer

Form to be used to assign Warrant:

ASSIGNMENT

(To be executed by the registered Holder to effect a transfer of the within Warrant):

FOR VALUE RECEIVED, ________________________________ does hereby sell, assign and transfer unto _________________________________ the right to purchase ______________ shares of Common Stock of Bare Metal Standard, Inc. (“Company") evidenced by the within Warrant and does hereby authorize the Company to  transfer such right on the books of the Company.

Dated:____________________, _____

_____________________________________________
Signature